EXHIBIT 99.1

PRESS RELEASE DATED OCTOBER 22, 2025

Company Contact:
William R. Jacobs
Chief Financial Officer
Tel: (732) 499-7200 ext. 2519
FOR IMMEDIATE RELEASE

NORTHFIELD BANCORP, INC. ANNOUNCES
THIRD QUARTER 2025 RESULTS

NOTABLE ITEMS FOR THE QUARTER INCLUDE:

•DILUTED EARNINGS PER SHARE WERE $0.27 FOR THE CURRENT QUARTER COMPARED TO $0.24 FOR THE TRAILING QUARTER, AND $0.16 FOR THE THIRD QUARTER OF 2024.
•NET INTEREST INCOME FOR THE QUARTER WAS $34.5 MILLION, AN INCREASE OF $116,000, OR 1.3% ANNUALIZED, COMPARED TO $34.4 MILLION FOR THE TRAILING QUARTER, AND AN INCREASE OF $6.3 MILLION, OR 89.0% ANNUALIZED, COMPARED TO $28.2 MILLION FOR THE THIRD QUARTER OF 2024. THE NET INTEREST MARGIN FOR THE CURRENT QUARTER WAS 2.54% COMPARED TO 2.57% FOR THE TRAILING QUARTER, AND 2.08% FOR THE THIRD QUARTER OF 2024. ITEMS OF NOTE:
◦PREPAYMENT INCOME WAS $416,000 (OR 3 BASIS POINTS) HIGHER IN THE TRAILING QUARTER COMPARED TO THE CURRENT QUARTER.
◦RECOVERY OF NON-ACCRUAL INTEREST WAS $609,000 (OR 4 BASIS POINTS) HIGHER IN THE TRAILING QUARTER COMPARED TO THE CURRENT QUARTER.
•DEPOSITS, EXCLUDING BROKERED, INCREASED BY $32.6 MILLION, OR 3.3% ANNUALIZED, FROM JUNE 30, 2025, AND $68.7 MILLION, OR 2.4% ANNUALIZED, FROM DECEMBER 31, 2024.
•WHILE LOAN BALANCES DECLINED MODESTLY BY $20.3 MILLION, OR 2.1% ANNUALIZED, FROM JUNE 2025, THE DECREASE WAS PRIMARILY IN MULTIFAMILY LOANS, WHICH WAS PARTIALLY OFFSET BY INCREASES IN ALL OTHER LOAN CATEGORIES.
•COST OF DEPOSITS, EXCLUDING BROKERED DEPOSITS, DECREASED TO 1.85% AT SEPTEMBER 30, 2025 COMPARED TO 1.88% AT JUNE 30, 2025.
•ASSET QUALITY REMAINS STRONG WITH NON-PERFORMING LOANS TO TOTAL LOANS AT 0.49% AT SEPTEMBER 30, 2025 COMPARED TO 0.36% AT JUNE 30, 2025.
•CASH DIVIDEND DECLARED OF $0.13 PER SHARE OF COMMON STOCK, PAYABLE ON NOVEMBER 19, 2025, TO STOCKHOLDERS OF RECORD AS OF NOVEMBER 5, 2025.
WOODBRIDGE, N.J., OCTOBER 22, 2025 -- NORTHFIELD BANCORP, INC. (Nasdaq:NFBK) (the “Company”), the holding company for Northfield Bank, reported net income of $10.8 million, or $0.27 per diluted share, for the three months ended September 30, 2025, compared to $9.6 million, or $0.24 per diluted share, for the three months ended June 30, 2025, and $6.5 million, or $0.16 per diluted share, for the three months ended September 30, 2024. For the nine months ended September 30, 2025, net income totaled $28.2 million, or $0.70 per diluted share, compared to $18.7 million, or $0.45 per diluted share, for the nine months ended September 30, 2024. For the nine months ended September 30, 2025, net income included $580,000 of additional tax expense related to options that expired in May 2025. For the nine months ended September 30, 2024, net income included $795,000 of additional tax expense related to options that expired in June 2024, and $683,000 of severance expense. The increase in net income for the nine months ended September 30, 2025, as compared to the comparable prior year period was primarily due to an increase in net interest income, attributable to lower funding costs and higher yields on loans and securities, partially offset by an increase in the provision for credit losses on loans. The increase in net income for the three months ended September 30, 2025, as compared to the three months ended September 30, 2024, was primarily due to an increase in net interest income and a decrease in the provision for credit losses on loans.

Commenting on the quarter, Steven M. Klein, the Company’s Chairman and Chief Executive Officer noted, “Our team continues to build upon our financial performance, focusing on the expansion of both net interest income and non-interest income while prudently managing our non-interest expenses to generate higher levels of operating income and capital to meet the financial products and services needs of our communities and providing greater stockholder returns.” Mr. Klein further noted, “I’m pleased to report the declaration of a quarterly cash dividend of $0.13 per common share, payable November 19, 2025, to stockholders of record on November 5, 2025.”

Results of Operations
Comparison of Operating Results for the Nine Months Ended September 30, 2025 and 2024

Net income was $28.2 million and $18.7 million for the nine months ended September 30, 2025 and September 30, 2024, respectively. Significant variances from the comparable prior year period are as follows: a $15.9 million increase in net interest income, a $3.4 million increase in the provision for credit losses on loans, a $2.5 million increase in non-interest income, a $2.1 million increase in non-interest expense, and a $3.4 million increase in income tax expense.

Net interest income for the nine months ended September 30, 2025, increased $15.9 million, or 18.7%, to $100.7 million, from $84.8 million for the nine months ended September 30, 2024 due to an $8.6 million decrease in interest expense and a $7.3 million increase in interest income. The decrease in interest expense was primarily due to a decrease in the average balance of interest-bearing liabilities of $107.7 million, or 2.5%, as well as a decrease in the cost of interest-bearing liabilities, which decreased by 20 basis points to 2.73% for the nine months ended September 30, 2025, from 2.93% for the nine months ended September 30, 2024. The average balance of interest-bearing liabilities decreased primarily due to a $309.9 million, or 29.4%, decrease in the average balance of borrowed funds, partially offset by a $202.0 million, or 6.4%, increase in the average balance of interest-bearing deposits, primarily in certificates of deposit. The decrease in the cost of interest-bearing liabilities was driven primarily by a 14 basis point decrease in the cost of interest-bearing deposits to 2.42% from 2.56%, partially offset by a three basis point increase in the cost of borrowings to 3.92% from 3.89%. The increase in interest income was primarily due to a 25 basis point increase in the yield on interest-earning assets, which increased to 4.60% for the nine months ended September 30, 2025, from 4.35% for the nine months ended September 30, 2024, due to higher yields on mortgage-backed securities and loans, partially offset by an $86.3 million, or 1.6%, decrease in the average balance of interest-earning assets. The decrease was primarily due to decreases in the average balance of loans of $173.0 million, the average balance of other securities of $257.4 million, and the average balance of interest-earning deposits in financial institutions of $90.4 million, partially offset by an increase in the average balance of mortgage-backed securities of $434.1 million. The changes reflect the purchase of higher-yielding mortgage-related securities with excess cash and proceeds from the maturities of other securities and paydown of lower-yielding multifamily loans.

Net interest margin increased by 43 basis points to 2.50% for the nine months ended September 30, 2025, from 2.07% for the nine months ended September 30, 2024. The increase in net interest margin was primarily due to higher yields on loans and mortgage-backed securities, coupled with a decrease in the cost of interest-bearing liabilities. Net interest income for the nine months ended September 30, 2025, included $609,000 of interest income related to the settlement of a non-accrual loan in May 2025. The Company accreted interest income related to purchased credit-deteriorated (“PCD”) loans of $710,000 for the nine months ended September 30, 2025, as compared to $1.1 million for the nine months ended September 30, 2024. Net interest income for the nine months ended September 30, 2025, also included loan prepayment income of $872,000 as compared to $648,000 for the nine months ended September 30, 2024.

The provision for credit losses on loans increased by $3.4 million to $5.7 million for the nine months ended September 30, 2025, compared to $2.3 million for the nine months ended September 30, 2024, primarily due to an increase in general reserves related to a worsening macroeconomic forecast in the current period within our Current Expected Credit Loss (“CECL”) model, and an increase in non-performing loans, partially offset by a decline in loan balances. Net charge-offs were $4.0 million for the nine months ended September 30, 2025, primarily due to $3.5 million in net charge-offs on small business unsecured commercial and industrial loans, as compared to net charge-offs of $4.7 million for the nine months ended September 30, 2024. Management continues to closely monitor the small business unsecured commercial and industrial loan portfolio, which totaled $22.4 million at September 30, 2025.

Non-interest income increased by $2.5 million, or 25.0%, to $12.3 million for the nine months ended September 30, 2025, compared to $9.8 million for the nine months ended September 30, 2024. The increase was primarily due to an increase in income on bank-owned life insurance of $2.3 million, primarily related to the exchange of certain policies in the fourth quarter of 2024, which have higher yields. Additionally, there was a $301,000 increase in fees and service charges for customer services, primarily higher overdraft fees.

Non-interest expense increased by $2.1 million, or 3.2%, to $67.8 million for the nine months ended September 30, 2025, compared to $65.7 million for the nine months ended September 30, 2024. The increase was primarily due to a $1.4 million increase in employee compensation and benefits, primarily due to higher salary expense related to annual merit increases and an increase in headcount, and higher stock compensation expense as the prior year included a credit of $461,000 related to performance stock awards not expected to vest. Partially offsetting this increase was a decrease of $683,000 related to severance expense recorded in the nine months ended September 30, 2024. Additionally, there was an $859,000 increase in data processing costs attributable to an increase in core system expenses commensurate with deposit account growth and digital banking system conversion expenses, and a $402,000 increase in professional fees related to outsourced audit services and recruitment fees. Partially offsetting the increases was a $428,000 decrease in advertising expense attributable to a change in marketing strategy and the timing of specific deposit and lending campaigns, and a $171,000 decrease in credit loss expense/(benefit) for off-balance sheet exposure. The decrease in credit loss expense/(benefit) for off-balance sheet exposure was due to a provision of $166,000 recorded during the nine months ended September 30, 2025, as compared to a provision of $337,000 recorded during the nine months ended September 30, 2024, due to a decrease in the pipeline of loans committed and awaiting closing.

The Company recorded income tax expense of $11.3 million for the nine months ended September 30, 2025, compared to $7.9 million for the nine months ended September 30, 2024. The effective tax rate for the nine months ended September 30, 2025, was 28.5% compared to 29.7% for the nine months ended September 30, 2024. In May 2025, options granted in 2015 expired and resulted in additional tax expense of $580,000 for the nine months ended September 30, 2025, as compared to options granted in 2014 that expired in June 2024 and resulted in additional tax expense of $795,000 for the nine months ended September 30, 2024.

Comparison of Operating Results for the Three Months Ended September 30, 2025 and 2024

Net income was $10.8 million and $6.5 million for the quarters ended September 30, 2025 and September 30, 2024, respectively. Significant variances from the comparable prior year quarter are as follows: a $6.3 million increase in net interest income, a $1.5 million decrease in the provision for credit losses on loans, a $1.1 million increase in non-interest income, a $3.0 million increase in non-interest expense, and a $1.7 million increase in income tax expense.

Net interest income for the quarter ended September 30, 2025, increased $6.3 million, or 22.3%, to $34.5 million, from $28.2 million for the quarter ended September 30, 2024, due to a $3.6 million increase in interest income and a $2.7 million decrease in interest expense. The increase in interest income was primarily due to a 25 basis point increase in the yield on interest-earning assets, which increased to 4.63% for the quarter ended September 30, 2025, from 4.38% for the quarter ended September 30, 2024, due to higher yields on mortgage-backed securities and loans, partially offset by a $3.8 million, or 0.1%, decrease in the average balance of interest-earning assets. The decrease was primarily due to decreases in the average balance of other securities of $221.1 million, the average balance of loans of $167.7 million, and the average balance of interest-earning deposits in financial institutions of $15.8 million, partially offset by an increase in the average balance of mortgage-backed securities of $395.4 million. The changes reflect the purchase of higher-yielding mortgage-related securities with excess cash and proceeds from the maturities of other securities. The decrease in interest expense was primarily due to a decrease in the average balance of interest-bearing liabilities of $40.9 million, or 1.0%, as well as a decrease in the cost of interest-bearing liabilities, which decreased by 23 basis points to 2.72% for the three months ended September 30, 2025, from 2.95% for the three months ended September 30, 2024. The average balance of interest-bearing liabilities decreased primarily due to a $173.9 million, or 17.2%, decrease in the average balance of borrowed funds, partially offset by a $132.8 million, or 4.3%, increase in the average balance of interest-bearing deposits. The decrease in the cost of interest-bearing liabilities was driven by a 27 basis point decrease in the cost of interest-bearing deposits to 2.32% from 2.59%, partially offset by a 15 basis point increase in the cost of borrowed funds to 4.08% from 3.93%.

Net interest margin increased by 46 basis points to 2.54% for the quarter ended September 30, 2025, from 2.08% for the quarter ended September 30, 2024. The increase in net interest margin was primarily due to higher yields on loans and mortgage-backed securities, coupled with a decrease in the cost of interest-bearing liabilities. The Company accreted interest income related to PCD loans of $241,000 for the quarter ended September 30, 2025, as compared to $327,000 for the quarter ended September 30, 2024. Net interest income for the quarter ended September 30, 2025, included loan prepayment income of $106,000, as compared to $87,000 for the quarter ended September 30, 2024.

The provision for credit losses on loans decreased by $1.5 million to $1.1 million for the quarter ended September 30, 2025, from $2.5 million for the quarter ended September 30, 2024, primarily due to lower net charge-offs and a decline in loan balances, partially offset by an increase in general reserves related to a worsening macroeconomic forecast in the current quarter within our CECL model and an increase in non-performing loans. Net charge-offs were $299,000 for the quarter ended September 30, 2025, as compared to net charge-offs of $2.1 million for the quarter ended September 30, 2024. The decrease was primarily due to lower net charge-offs on small business unsecured commercial and industrial loans.

Non-interest income increased by $1.1 million, or 32.1%, to $4.7 million for the quarter ended September 30, 2025, from $3.6 million for the quarter ended September 30, 2024. The increase was primarily due to an increase of $864,000 in income on bank-owned life insurance, primarily related to the exchange of certain policies in the fourth quarter of 2024 which have higher yields, and a $181,000 increase in fees and service charges for customer services, primarily higher overdraft fees.

Non-interest expense increased by $3.0 million, or 14.7%, to $23.4 million for the quarter ended September 30, 2025, from $20.4 million for the quarter ended September 30, 2024, primarily due to a $2.1 million increase in employee compensation and benefits, attributable to higher salary expense related to annual merit increases and an increase in headcount, as well as an increase in medical benefits expense. Additionally, there was an increase of $659,000 in data processing costs attributable to an increase in core system expenses commensurate with deposit account growth and digital banking system conversion expenses.

The Company recorded income tax expense of $4.0 million for the quarter ended September 30, 2025, compared to $2.4 million for the quarter ended September 30, 2024. The effective tax rate for the quarter ended September 30, 2025, was 27.3% compared to 26.6% for the quarter ended September 30, 2024.

Comparison of Operating Results for the Three Months Ended September 30, 2025 and June 30, 2025

Net income was $10.8 million and $9.6 million for the quarters ended September 30, 2025, and June 30, 2025, respectively. Significant variances from the prior quarter are as follows: a $116,000 increase in net interest income, a $1.0 million decrease in the provision for credit losses on loans, a $200,000 increase in non-interest income, a $412,000 increase in non-interest expense, and a $259,000 decrease in income tax expense.

Net interest income for the quarter ended September 30, 2025, increased by $116,000, or 0.3%, to $34.5 million, from $34.4 million for the quarter ended June 30, 2025, due to a $521,000 increase in interest income, partially offset by a $405,000 increase in interest expense. The increase in interest income was primarily due to a $23.5 million increase in the average balance of interest-earning assets. The increase in the average balance of interest-earning assets was primarily due to increases in the average balance of mortgage-backed securities of $49.6 million and the average balance of Federal Home Loan Bank of New York stock of $6.2 million, partially offset by a decrease in the average balance of loans of $32.5 million. The increase in interest expense was primarily due to a $30.3 million, or 0.7%, increase in the average balance of interest-bearing liabilities, attributable to a $137.6 million increase in the average balance of borrowed funds partially offset by a $107.3 million decrease in the average balance of interest-bearing deposits.

Net interest margin decreased by three basis points to 2.54% for the quarter ended September 30, 2025, from 2.57% for the quarter ended June 30, 2025. Net interest income for the quarter ended September 30, 2025, included loan prepayment income of $106,000 as compared to $522,000 for the quarter ended June 30, 2025. Net interest income for the quarter ended June 30, 2025, also included $609,000 of interest income related to the settlement of a non-accrual loan in May 2025. The Company accreted interest income related to PCD loans of $241,000 for the quarter ended September 30, 2025, as compared to $247,000 for the quarter ended June 30, 2025.

The provision for credit losses on loans decreased by $1.0 million to $1.1 million for the quarter ended September 30, 2025, from $2.1 million for the quarter ended June 30, 2025. The decrease in the provision for the current quarter was primarily due to lower net charge-offs and a decline in loan balances, partially offset by an increase in non-performing loans. Net charge-offs were $299,000 for the quarter ended September 30, 2025, as compared to net charge-offs of $887,000 for the quarter ended June 30, 2025. The decrease was primarily due to lower net charge-offs on small business unsecured commercial and industrial loans.

Non-interest income remained relatively stable at $4.7 million for the quarter ended September 30, 2025, as compared to $4.5 million for the quarter ended June 30, 2025.

Non-interest expense increased by $412,000, or 1.8%, to $23.4 million for the quarter ended September 30, 2025, from $23.0 million for the quarter ended June 30, 2025. The increase was primarily due to increases of $764,000 in other expense and $169,000 in credit loss expense/(benefit) for off-balance sheet exposure, partially offset by decreases of $247,000 in occupancy expense and $206,000 in compensation and employee benefits. The increase in other expense was driven by higher general operating costs. The increase in credit loss expense/(benefit) for off-balance sheet exposure was due to a provision of $116,000 recorded during the quarter ended September 30, 2025, as compared to a benefit of $53,000 recorded during the quarter ended June 30, 2025.

The Company recorded income tax expense of $4.0 million for the quarter ended September 30, 2025, compared to $4.3 million for the quarter ended June 30, 2025. The effective tax rate for the quarter ended September 30, 2025 was 27.3%, compared to 31.0% for the quarter ended June 30, 2025. During the quarter ended June 30, 2025, options granted in 2015 expired and resulted in additional tax expense of $580,000, contributing to the higher effective tax rate.

Financial Condition

Total assets increased by $59.1 million, or 1.0%, to $5.73 billion at September 30, 2025, from $5.67 billion at December 31, 2024. The increase was primarily due to an increase in available-for-sale debt securities of $230.1 million, or 20.9%, partially offset by decreases in loans held-for-investment, net, of $126.8 million, or 3.1%, cash and cash equivalents of $36.0 million, or 21.5% and other assets of $8.3 million, or 17.8%.

Cash and cash equivalents decreased by $36.0 million, or 21.5%, to $131.7 million at September 30, 2025, from $167.7 million at December 31, 2024, as excess liquidity was deployed into purchasing higher-yielding mortgage-backed securities. Balances fluctuate based on the timing of receipt of security and loan repayments and the redeployment of cash into higher-yielding assets such as loans and securities, or the funding of deposit outflows or borrowing maturities.

Loans held-for-investment, net, decreased by $121.9 million, or 3.0%, to $3.90 billion at September 30, 2025 from $4.02 billion at December 31, 2024, primarily due to a decrease in multifamily real estate loans, partially offset by increases in one-to-four family residential mortgage and home equity and lines of credit loans. The decrease in multifamily loan balances reflects the Company's continued strategic focus on managing concentration risk within its commercial and multifamily real estate loan portfolios, while maintaining disciplined loan pricing. Multifamily loans decreased $157.0 million, or 6.0%, to $2.44 billion at September 30, 2025 from $2.60 billion at December 31, 2024, construction and land loans decreased $1.5 million, or 4.3%, to $34.4 million at September 30, 2025 from $35.9 million at December 31, 2024, and commercial and industrial loans decreased $1.4 million, or 0.8%, to $162.1 million at September 30, 2025 from $163.4 million at December 31, 2024. Partially offsetting these decreases were increases in home equity and lines of credit of $19.2 million, or 11.1%, to $193.3 million at September 30, 2025 from $174.1 million at December 31, 2024, one-to-four family residential loans of $15.8 million, or 10.5%, to $166.0 million at September 30, 2025 from $150.2 million at December 31, 2024, and commercial real estate loans of $4.7 million, or 0.5%, to $894.5 million at September 30, 2025 from $889.8 million at December 31, 2024.
Loan balances are summarized as follows (dollars in thousands):

	September 30, 2025	June 30, 2025	December 31, 2024
Real estate loans:
Multifamily	$2,440,505	$2,483,078	$2,597,484
Commercial mortgage	894,523	886,135	889,801
One-to-four family residential mortgage	165,969	162,750	150,217
Home equity and lines of credit	193,309	186,848	174,062
Construction and land	34,365	32,300	35,897
Total real estate loans	3,728,671	3,751,111	3,847,461
Commercial and industrial loans	162,053	158,539	163,425
Other loans	1,204	2,008	2,165
Total commercial and industrial and other loans	163,257	160,547	165,590
Loans held-for-investment, net (excluding PCD)	3,891,928	3,911,658	4,013,051
PCD loans	8,418	8,955	9,173
Total loans held-for-investment, net	$3,900,346	$3,920,613	$4,022,224

As of September 30, 2025, non-owner occupied commercial real estate loans (as defined by regulatory guidance) to total risk-based capital was estimated at approximately 406%. Management believes that Northfield Bank (the “Bank”) maintains appropriate risk management practices including risk assessments, board-approved underwriting policies and related procedures, which includes monitoring Bank portfolio performance, performing market analysis (economic and real estate), and stressing of the Bank’s commercial real estate portfolio under severe, adverse economic conditions. Although management believes the Bank has implemented appropriate policies and procedures to manage its commercial real estate concentration risk, the Bank’s regulators could require it to implement additional policies and procedures or could require it to maintain higher levels of regulatory capital, which might adversely affect its loan originations, the Company's ability to pay dividends, and overall profitability.

Our real estate portfolio includes credit risk exposure to loans collateralized by office buildings and multifamily properties in New York subject to some form of rent regulation limiting rent increases for rent stabilized multifamily properties. At September 30, 2025, office-related loans represented $175.6 million, or 4.5%, of our total loan portfolio, with an average balance of $1.7 million (although we have originated these type of loans in amounts substantially greater than this average) and a weighted average loan-to-value ratio of 58%. Approximately 38% were owner-occupied. The geographic locations of the properties collateralizing our office-related loans are: 49.5% in New York, 49.0% in New Jersey and 1.5% in Pennsylvania. At September 30, 2025, our largest office-related loan had a principal balance of $90.0 million (with a net active principal balance for the Bank of $29.0 million as we have a 33.3% participation interest), was secured by an office facility located in Staten Island, New York, and was performing in accordance with its original contractual terms. At September 30, 2025, multifamily loans that have some form of rent stabilization or rent control totaled $423.7 million, or 10.8% of our total loan portfolio, with an average balance of $1.7 million (although we have originated these type of loans in amounts substantially greater than this average) and a weighted average loan-to-value ratio of 50%. At September 30, 2025, our largest rent-regulated loan had a principal balance of $16.5 million, was secured by an apartment building located in Staten Island, New York, and was performing in accordance with its original contractual terms. Management continues to closely monitor its office and rent-regulated portfolios. For further details on our rent-regulated multifamily portfolio see “Asset Quality”.
PCD loans totaled $8.4 million and $9.2 million at September 30, 2025 and December 31, 2024, respectively. The majority of the remaining PCD loan balance consists of loans acquired as part of a Federal Deposit Insurance Corporation-assisted transaction. The Company accreted interest income of $241,000 and $710,000 attributable to PCD loans for the three and nine months ended September 30, 2025, respectively, compared to $327,000 and $1.1 million for the three and nine months ended September 30, 2024, respectively. PCD loans had an allowance for credit losses of approximately $2.7 million at September 30, 2025.
The Company’s available-for-sale debt securities portfolio increased by $230.1 million, or 20.9%, to $1.33 billion at September 30, 2025, from $1.10 billion at December 31, 2024. The increase was primarily attributable to purchases of securities, partially offset by paydowns and maturities. At September 30, 2025, $1.30 billion of the portfolio consisted of residential mortgage-backed securities issued or guaranteed by Fannie Mae, Freddie Mac, or Ginnie Mae. In addition, the Company held $30.0 million in corporate bonds, substantially all of which were investment grade, $484,000 in municipal bonds and $556,000 in U.S. Government agency securities at September 30, 2025. Unrealized losses, net of tax, on available-for-sale debt securities and held-to-maturity securities approximated $12.2 million and $234,000, respectively, at September 30, 2025, and $21.8 million and $400,000, respectively, at December 31, 2024.

Equity securities were $5.0 million at September 30, 2025 and $14.3 million at December 31, 2024. Equity securities are comprised of an investment in a Small Business Administration (“SBA”) Loan Fund. This investment is utilized by the Bank as part of its Community Reinvestment Act program. The decrease in equity securities was primarily due to a redemption, at par, of $5.0 million of our investment in the SBA Loan Fund during the quarter ended June 30, 2025.
Other assets decreased by $8.3 million, or 17.8%, to $38.6 million at September 30, 2025, from $46.9 million at December 31, 2024. The decrease was primarily attributable to a decrease in deferred tax assets primarily due to a decrease in unrealized losses on the securities available-for-sale portfolio.

Total liabilities increased $44.2 million, or 0.9%, to $5.01 billion at September 30, 2025, from $4.96 billion at December 31, 2024. The increase was primarily attributable to an increase in borrowings of $213.7 million, partially offset by a decrease in deposits of $164.7 million. The Company routinely utilizes brokered deposits and borrowed funds to manage interest rate risk, the cost of interest-bearing liabilities, and funding needs related to loan originations and deposit activity.

Deposits decreased $164.7 million, or 4.0%, to $3.97 billion at September 30, 2025 as compared to $4.14 billion at December 31, 2024. Brokered deposits decreased by $233.4 million, or 88.6%, as the Company placed less reliance on brokered deposits, which were used as a lower-cost alternative to borrowings in the quarter ended December 31, 2024. Deposits, excluding brokered deposits, increased $68.7 million, or 1.8%. The increase in deposits, excluding brokered deposits, was primarily attributable to an increase of $101.7 million in transaction accounts, partially offset by decreases of $16.2 million in time deposits, $15.4 million in savings accounts, and $1.4 million in money market accounts. Growth in transaction accounts was primarily due to new municipal relationships and new commercial customer relationships.

Estimated gross uninsured deposits at September 30, 2025 were $1.93 billion which included fully collateralized uninsured governmental deposits and intercompany deposits of $989.0 million, leaving estimated uninsured deposits of approximately $944.6 million, or 23.8%, of total deposits. At December 31, 2024, estimated uninsured deposits, excluding fully collateralized uninsured governmental deposits and intercompany deposits, totaled $896.5 million, or 21.7% of total deposits.

Deposit account balances are summarized as follows (dollars in thousands):

	September 30, 2025	June 30, 2025	December 31, 2024
Transaction:
Non-interest bearing checking	$706,236	$735,811	$706,976
Negotiable orders of withdrawal and interest-bearing checking	1,388,572	1,331,060	1,286,154
Total transaction	2,094,808	2,066,871	1,993,130
Savings and money market:
Savings	888,765	874,927	904,163
Money market	270,770	254,154	272,145
Total savings	1,159,535	1,129,081	1,176,308
Certificates of deposit:
$250,000 and under	552,801	573,612	580,940
Over $250,000	136,616	141,623	124,681
Brokered deposits	30,000	75,000	263,418
Total certificates of deposit	719,417	790,235	969,039
Total deposits	$3,973,760	$3,986,187	$4,138,477

Included in the table above are business and municipal deposit account balances as follows (dollars in thousands):

	September 30, 2025	June 30, 2025	December 31, 2024

Business customers	$916,748	$907,464	$885,769
Municipal (governmental) customers	$939,705	$892,652	$859,319
Borrowed funds increased to $941.7 million at September 30, 2025, from $727.8 million at December 31, 2024. The increase in borrowings for the period was primarily due to a $213.7 million increase in other borrowings, which were used in lieu of higher costing brokered deposits. Management utilizes borrowings to mitigate interest rate risk, for short-term liquidity, and to a lesser extent from time to time, as part of leverage strategies.

The following table sets forth borrowing maturities (excluding overnight borrowings and subordinated debt) and the weighted average rate by year at September 30, 2025 (dollars in thousands):

Year	Amount	Weighted Average Rate
2025	$250,000	4.38%
2026	288,484	4.20%
2027	173,000	3.19%
2028	162,343	3.94%
	$873,827	4.00%

Total stockholders’ equity increased by $14.9 million to $719.6 million at September 30, 2025, from $704.7 million at December 31, 2024. The increase was attributable to net income of $28.2 million for the nine months ended September 30, 2025, a $14.7 million decrease in accumulated other comprehensive loss associated with an increase in the estimated fair value of our debt securities available-for-sale portfolio, and a $2.9 million increase in equity award activity, partially offset by $15.0 million in stock repurchases and $15.9 million in dividend payments. On February 26, 2025, the Board of Directors of the Company approved a $5.0 million stock repurchase program, and on April 23, 2025, the Board of Directors approved a $10.0 million stock repurchase program. During the nine months ended September 30, 2025, the Company repurchased 1.3 million shares of its common stock outstanding at an average price of $11.52 for a total of $15.0 million pursuant to the approved stock repurchase plans. As of September 30, 2025, the Company had no outstanding repurchase program.

The Company's most liquid assets are cash and cash equivalents, corporate bonds, and unpledged mortgage-related securities issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac, that we can either borrow against or sell. We also have the ability to surrender bank-owned life insurance contracts. The surrender of these contracts would subject the Company to income taxes and penalties for increases in the cash surrender values over the original premium payments. We also have the ability to obtain additional funding from the Federal Home Loan Bank and Federal Reserve Bank of New York utilizing unencumbered and unpledged securities and multifamily loans. The Company expects to have sufficient funds available to meet current commitments in the normal course of business. The Company's on-hand liquidity ratio as of September 30, 2025 was 17.1%.

The Company had the following primary sources of liquidity at September 30, 2025 (dollars in thousands):

Cash and cash equivalents(1)	$119,197
Corporate bonds(2)	$15,657
Multifamily loans(2)	$1,052,195
Mortgage-backed securities (issued or guaranteed by the U.S. Government, Fannie Mae, or Freddie Mac)(2)	$701,380

(1) Excludes $12.5 million of cash at Northfield Bank.
(2) Represents estimated remaining borrowing potential.

The Company and the Bank utilize the Community Bank Leverage Ratio (“CBLR”) framework. At September 30, 2025, the Company's and the Bank's estimated CBLR ratios were 12.15% and 12.64%, respectively, which exceeded the minimum requirement to be considered well-capitalized of 9%.

Asset Quality

The following table details total non-accrual loans (excluding PCD), non-performing assets, loans over 90 days delinquent on which interest is accruing, and accruing loans 30 to 89 days delinquent at September 30, 2025, June 30, 2025 and December 31, 2024 (dollars in thousands):

	September 30, 2025	June 30, 2025	December 31, 2024
Non-accrual loans:
Held-for-investment
Real estate loans:
Multifamily	$2,632	$2,521	$2,609
Commercial mortgage	5,833	4,555	4,578
Home equity and lines of credit	1,947	1,264	1,270
Commercial and industrial	4,853	4,517	5,807
Total non-accrual loans	15,265	12,857	14,264
Loans delinquent 90 days or more and still accruing:
Held-for-investment
Real estate loans:
Multifamily	—	—	164
Commercial mortgage	52	74	—
One-to-four family residential	870	871	882
Home equity and lines of credit	29	177	140
Commercial and industrial	2,851	121	—
Total loans held-for-investment delinquent 90 days or more and still accruing	3,802	1,243	1,186
Non-performing loans held-for-sale:
Commercial mortgage	—	—	4,397
Commercial and industrial	—	—	500
Total non-performing loans held-for-sale	—	—	4,897
Total non-performing loans	19,067	14,100	20,347
Total non-performing assets	$19,067	$14,100	$20,347
Non-performing loans to total loans	0.49%	0.36%	0.51%
Non-performing assets to total assets	0.33%	0.25%	0.36%
Accruing loans 30 to 89 days delinquent	$16,655	$4,076	$9,336
The increase in non-accrual loans from June 30, 2025, was largely due to one commercial real estate relationship with an outstanding balance of $1.3 million which was put on non-accrual status during the current quarter due to business operational issues. The loan was current as of September 30, 2025, was individually evaluated for impairment with no reserve and is considered well secured by collateral property with an estimated fair value of $2.3 million and is in the process of collection. In addition, five home equity and lines of credit loans totaling $688,000 were put on non-accrual status during the quarter. The loans are deemed to have an adequate loss reserve and considered well secured by second liens on collateral properties with an aggregate value of $4.1 million, and are in the process of collection.
The increase in loans delinquent 90 days or more and still accruing from June 30, 2025, was driven by one commercial and industrial relationship with an outstanding balance of $2.9 million, which was past maturity at September 30, 2025. The Bank has been working with the borrower to renew the loan which was renewed subsequent to the quarter end.
The decrease in non-performing loans held-for-sale from December 31, 2024, was due to repayment of the loans in full from a settlement agreement in bankruptcy.
Accruing Loans 30 to 89 Days Delinquent

Loans 30 to 89 days delinquent and on accrual status totaled $16.7 million, $4.1 million and $9.3 million at September 30, 2025, June 30, 2025 and December 31, 2024, respectively. The following table sets forth delinquencies for accruing loans by type and by amount at September 30, 2025, June 30, 2025 and December 31, 2024 (dollars in thousands):

	September 30, 2025	June 30, 2025	December 31, 2024
Held-for-investment
Real estate loans:
Multifamily	$2,337	$1,230	$2,831
Commercial mortgage	8,139	14	78
One-to-four family residential	2,546	741	2,407
Home equity and lines of credit	1,220	1,398	1,472
Commercial and industrial loans	2,413	693	2,545
Other loans	—	—	3
Total delinquent accruing loans held-for-investment	$16,655	$4,076	$9,336
The increase in loans 30 to 89 days delinquent and on accrual status at September 30, 2025, as compared to June 30, 2025, was largely due to a number of loans which were exactly 30 days past due at September 30, 2025. Of the delinquent loans above $12.3 million, or approximately 74%, made at least one contractual payment subsequent to September 30, 2025.

PCD Loans (Held-for-Investment)

The Company accounts for PCD loans at estimated fair value using discounted expected future cash flows deemed to be collectible on the date acquired. Based on its detailed review of PCD loans and experience in loan workouts, management believes it has a reasonable expectation about the amount and timing of future cash flows and accordingly has classified PCD loans ($8.4 million at September 30, 2025 and $9.2 million at December 31, 2024, respectively) as accruing, even though they may be contractually past due. At September 30, 2025, 2.6% of PCD loans were past due 30 to 89 days, and 25.0% were past due 90 days or more, as compared to 2.1% and 24.9%, respectively, at December 31, 2024.

Our multifamily loan portfolio at September 30, 2025 totaled $2.44 billion, or 63% of our total loan portfolio, of which $423.7 million, or 10.8%, of our total loan portfolio included loans collateralized by properties in New York with units subject to some percentage of rent regulation. The table below sets forth details about our multifamily loan portfolio in New York (dollars in thousands).

% Rent Regulated	Balance	% Portfolio Total NY Multifamily Portfolio	Average Balance	Largest Loan	LTV*	Debt Service Coverage Ratio (DSCR)*	30-89 Days Delinquent	Non-Accrual	Special Mention	Substandard
0	$292,701	40.9%	$1,230	$16,280	50.4%	1.64x	$—	$618	$—	$855
>0-10	4,648	0.5%	1,549	2,087	50.3	1.43	—	—	—	—
>10-20	16,894	2.4%	1,408	2,802	47.8	1.62	191	—	—	—
>20-30	19,053	2.7%	2,117	5,385	52.6	1.52	—	—	—	—
>30-40	15,779	2.2%	1,315	2,998	43.0	1.80	—	—	—	—
>40-50	19,615	2.7%	1,154	2,185	46.5	1.62	—	—	—	—
>50-60	9,145	1.3%	1,524	2,285	38.9	1.91	—	—	—	—
>60-70	21,687	3.0%	2,711	11,022	52.9	1.46	—	—	—	—
>70-80	22,650	3.2%	2,265	4,836	47.1	1.77	—	—	—	—
>80-90	17,910	2.5%	1,119	3,102	44.9	1.74	—	—	—	1,111
>90-100	276,359	38.6%	1,727	16,489	51.1	1.57	1,082	2,014	1,174	4,295
Total	$716,441	100.0%	$1,459	$16,489	50.1%	1.62x	$1,273	$2,632	$1,174	$6,261
The table below sets forth our New York rent-regulated loans by county (dollars in thousands).

County	Balance	LTV*	DSCR*
Bronx	$115,564	50.6%	1.65x
Kings	179,623	49.5%	1.60
Nassau	2,134	35.5%	2.13
New York	45,538	45.8%	1.49
Queens	36,451	43.5%	1.86
Richmond	31,180	60.2%	1.41
Westchester	13,250	58.0%	1.21
Total	$423,740	49.9%	1.60x

* Weighted Average
None of the loans that are rent-regulated in New York are interest-only. During the remainder of 2025, six loans with an aggregate principal balance of $18.6 million will re-price.

About Northfield Bank

Northfield Bank, founded in 1887, operates 37 full-service banking offices in Staten Island and Brooklyn, New York, and Hunterdon, Middlesex, Mercer, and Union counties, New Jersey. For more information about Northfield Bank, please visit www.eNorthfield.com.

Forward-Looking Statements: This release may contain certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology. Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Northfield Bancorp, Inc. Any or all of the forward-looking statements in this release and in any other public statements made by Northfield Bancorp, Inc. may turn out to be wrong. They can be affected by inaccurate assumptions Northfield Bancorp, Inc. might make or by known or unknown risks and uncertainties as described in our SEC filings, including, but not limited to, those related to general economic conditions, particularly in the market areas in which the Company operates, competition and demand for financial services in our market area, competition among depository and other financial institutions, including with respect to fees and interest rates, fluctuations in residential and commercial real estate values and market conditions, changes in the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio, changes in liquidity and our ability to access cost-effective funding, changes in laws or government regulations or policies affecting financial institutions, including changes in the monetary and fiscal policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the imposition of tariffs or other domestic or international governmental policies and retaliatory responses, an extended U.S. government shutdown, changes in the quality and/or composition of our loan and securities portfolios, prepayment speeds, charge-offs and/or credit loss provisions, changes in the value of our goodwill or other intangible assets, changes in regulatory fees, assessments and capital requirements, inflation and changes in the interest rate environment that reduce our margins, reduce the fair value of financial instruments or reduce our ability to originate loans, the failure to maintain current technologies and to successfully implement future information technology enhancements, cyber security and fraud risks against our information technology and those of our third-party providers, the ability of third-party providers to perform their obligations to us, the effects of war, conflict, and acts of terrorism, our ability to successfully integrate acquired entities, and adverse changes in the securities markets. Consequently, no forward-looking statement can be guaranteed. Northfield Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release, or conform these statements to actual events.

(Tables follow)

NORTHFIELD BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
(Dollars in thousands, except per share amounts) (unaudited)

				At or For the
	At or For the Three Months Ended			Nine Months Ended
	September 30,		June 30	September 30,
	2025	2024	2025	2025	2024
Selected Financial Ratios:
Performance Ratios (1)
Return on assets (ratio of net income to average total assets)	0.75%	0.46%	0.68%	0.67%	0.43%
Return on equity (ratio of net income to average equity)	5.99	3.74	5.41	5.31	3.59
Average equity to average total assets	12.56	12.24	12.56	12.52	12.09
Interest rate spread	1.91	1.42	1.94	1.87	1.42
Net interest margin	2.54	2.08	2.57	2.50	2.07
Efficiency ratio (2)	59.59	64.07	59.02	60.00	69.44
Non-interest expense to average total assets	1.64	1.43	1.63	1.60	1.53
Non-interest expense to average total interest-earning assets	1.72	1.50	1.72	1.68	1.60
Average interest-earning assets to average interest-bearing liabilities	129.93	128.75	130.31	129.89	128.63
Asset Quality Ratios:
Non-performing assets to total assets	0.33	0.53	0.25	0.33	0.53
Non-performing loans (3) to total loans (4)	0.49	0.75	0.36	0.49	0.75
Allowance for credit losses to non-performing loans (5)	193.48	115.67	256.15	193.48	115.67
Allowance for credit losses to total loans held-for-investment, net (6)	0.95	0.87	0.92	0.95	0.87

(1)Annualized where appropriate.
(2)The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
(3)Non-performing loans consist of non-accruing loans and loans 90 days or more past due and still accruing (excluding PCD loans), and are included in total loans held-for-investment, net.
(4)Includes originated loans held-for-investment, PCD loans, acquired loans and loans held-for-sale.
(5)Excludes loans held-for-sale.
(6)Includes originated loans held-for-investment, PCD loans, and acquired loans.

NORTHFIELD BANCORP, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share and per share amounts) (unaudited)

	September 30, 2025	June 30, 2025	December 31, 2024
ASSETS:
Cash and due from banks	$12,528	$11,985	$13,043
Interest-bearing deposits in other financial institutions	119,197	85,652	154,701
Total cash and cash equivalents	131,725	97,637	167,744
Trading securities	14,968	14,052	13,884
Debt securities available-for-sale, at estimated fair value	1,330,904	1,300,975	1,100,817
Debt securities held-to-maturity, at amortized cost	8,396	8,454	9,303
Equity securities	5,000	6,278	14,261
Loans held-for-sale	—	—	4,897
Loans held-for-investment, net	3,900,346	3,920,613	4,022,224
Allowance for credit losses	(36,890)	(36,120)	(35,183)
Net loans held-for-investment	3,863,456	3,884,493	3,987,041
Accrued interest receivable	19,411	19,241	19,078
Bank-owned life insurance	180,997	179,134	175,759
Federal Home Loan Bank of New York stock, at cost	45,718	43,664	35,894
Operating lease right-of-use assets	24,959	26,157	27,771
Premises and equipment, net	20,369	20,842	21,985
Goodwill	41,012	41,012	41,012
Other assets	38,588	37,352	46,932
Total assets	$5,725,503	$5,679,291	$5,666,378

LIABILITIES AND STOCKHOLDERS’ EQUITY:
LIABILITIES:
Deposits	$3,973,760	$3,986,187	$4,138,477
Federal Home Loan Bank advances and other borrowings	880,100	831,920	666,402
Subordinated debentures, net of issuance costs	61,610	61,554	61,442
Lease liabilities	28,919	30,286	32,209
Advance payments by borrowers for taxes and insurance	23,165	25,287	24,057
Accrued expenses and other liabilities	38,350	33,783	39,095
Total liabilities	5,005,904	4,969,017	4,961,682

STOCKHOLDERS’ EQUITY:
Total stockholders’ equity	719,599	710,274	704,696
Total liabilities and stockholders’ equity	$5,725,503	$5,679,291	$5,666,378

Total shares outstanding	41,810,525	41,819,988	42,903,598
Tangible book value per share (1)	$16.23	$16.00	$15.46

(1)    Tangible book value per share is calculated based on total stockholders' equity, excluding intangible assets (goodwill and core deposit intangibles), divided by total shares outstanding as of the balance sheet date. Core deposit intangibles were $34, $45 and $69 at September 30, 2025, June 30, 2025 and December 31, 2024, respectively, and are included in other assets.

NORTHFIELD BANCORP, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except share and per share amounts) (unaudited)

	For the Three Months Ended			For the Nine Months Ended
	September 30,		June 30,	September 30,
	2025	2024	2025	2025	2024
Interest income:
Loans	$46,402	$46,016	$46,661	$138,346	$138,030
Mortgage-backed securities	14,757	8,493	13,888	40,654	20,246
Other securities	377	2,684	442	1,616	10,031
Federal Home Loan Bank of New York dividends	706	914	728	2,296	2,819
Deposits in other financial institutions	704	1,211	706	2,551	7,060
Total interest income	62,946	59,318	62,425	185,463	178,186
Interest expense:
Deposits	19,021	20,304	20,285	60,497	60,241
Borrowings	8,576	9,949	6,916	21,783	30,653
Subordinated debt	837	836	828	2,484	2,492
Total interest expense	28,434	31,089	28,029	84,764	93,386
Net interest income	34,512	28,229	34,396	100,699	84,800
Provision for credit losses	1,069	2,542	2,086	5,737	2,339
Net interest income after provision for credit losses	33,443	25,687	32,310	94,962	82,461
Non-interest income:
Fees and service charges for customer services	1,792	1,611	1,685	5,097	4,796
Income on bank-owned life insurance	1,863	999	1,736	5,238	2,939
(Losses) on available-for-sale debt securities, net	—	(7)	—	—	(6)
Gains on trading securities, net	804	710	1,008	1,513	1,597
Gain on sale of loans	—	—	—	—	51
Other	267	265	97	426	441
Total non-interest income	4,726	3,578	4,526	12,274	9,818
Non-interest expense:
Compensation and employee benefits	13,522	11,424	13,728	39,025	37,577
Occupancy	3,081	3,030	3,328	9,942	9,805
Furniture and equipment	403	450	411	1,228	1,411
Data processing	2,439	1,780	2,402	6,963	6,104
Professional fees	860	943	903	2,835	2,433
Advertising	310	282	294	854	1,282
Federal Deposit Insurance Corporation insurance	548	626	618	1,783	1,863
Credit (benefit) loss expense for off-balance sheet exposures	116	151	(53)	166	337
Other	2,103	1,692	1,339	4,991	4,891
Total non-interest expense	23,382	20,378	22,970	67,787	65,703
Income before income tax expense	14,787	8,887	13,866	39,449	26,576
Income tax expense	4,036	2,364	4,295	11,251	7,882
Net income	$10,751	$6,523	$9,571	$28,198	$18,694
Net income per common share:
Basic	$0.27	$0.16	$0.24	0.70	0.45
Diluted	$0.27	$0.16	$0.24	0.70	0.45
Basic average shares outstanding	39,702,018	41,028,213	40,183,613	40,246,854	41,794,149
Diluted average shares outstanding	39,760,747	41,088,637	40,204,833	40,292,937	41,829,230

NORTHFIELD BANCORP, INC.
ANALYSIS OF NET INTEREST INCOME
(Dollars in thousands) (unaudited)

	For the Three Months Ended
	September 30, 2025			June 30, 2025			September 30, 2024
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,912,274	$46,402	4.71%	$3,944,822	$46,661	4.74%	$4,079,974	$46,016	4.49%
Mortgage-backed securities (3)	1,296,463	14,757	4.52	1,246,843	13,888	4.47	901,042	8,493	3.75
Other securities (3)	52,233	377	2.86	56,559	442	3.13	273,312	2,684	3.91
Federal Home Loan Bank of New York stock	43,401	706	6.45	37,225	728	7.84	38,044	914	9.56
Interest-earning deposits in financial institutions	84,050	704	3.32	79,463	706	3.56	99,837	1,211	4.83
Total interest-earning assets	5,388,421	62,946	4.63	5,364,912	62,425	4.67	5,392,209	59,318	4.38
Non-interest-earning assets	282,745			280,107			275,342
Total assets	$5,671,166			$5,645,019			$5,667,551

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,514,578	$12,415	1.96%	$2,491,340	$12,227	1.97%	$2,417,725	$12,717	2.09%
Certificates of deposit	736,704	6,606	3.56	867,268	8,058	3.73	700,763	7,587	4.31
Total interest-bearing deposits	3,251,282	19,021	2.32	3,358,608	20,285	2.42	3,118,488	20,304	2.59
Borrowed funds	834,425	8,576	4.08	696,874	6,916	3.98	1,008,338	9,949	3.93
Subordinated debt	61,573	837	5.39	61,517	828	5.40	61,350	836	5.42
Total interest-bearing liabilities	4,147,280	28,434	2.72	4,116,999	28,029	2.73	4,188,176	31,089	2.95
Non-interest bearing deposits	720,124			723,693			683,283
Accrued expenses and other liabilities	91,466			95,047			102,233
Total liabilities	4,958,870			4,935,739			4,973,692
Stockholders' equity	712,296			709,280			693,859
Total liabilities and stockholders' equity	$5,671,166			$5,645,019			$5,667,551

Net interest income		$34,512			$34,396			$28,229
Net interest rate spread (4)			1.91%			1.94%			1.42%
Net interest-earning assets (5)	$1,241,141			$1,247,913			$1,204,033
Net interest margin (6)			2.54%			2.57%			2.08%
Average interest-earning assets to interest-bearing liabilities			129.93%			130.31%			128.75%

(1)Average yields and rates are annualized.
(2)Includes non-accruing loans.
(3)Securities available-for-sale and other securities are reported at amortized cost.
(4)Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)Net interest margin represents net interest income divided by average total interest-earning assets.

	For the Nine Months Ended
	September 30, 2025			September 30, 2024
	Average Outstanding Balance	Interest	Average Yield/ Rate (1)	Average Outstanding Balance	Interest	Average Yield/ Rate (1)
Interest-earning assets:
Loans (2)	$3,954,440	$138,346	4.68%	$4,127,409	$138,030	4.47%
Mortgage-backed securities (3)	1,225,940	40,654	4.43	791,850	20,246	3.42
Other securities (3)	75,383	1,616	2.87	332,831	10,031	4.03
Federal Home Loan Bank of New York stock	39,209	2,296	7.83	38,781	2,819	9.71
Interest-earning deposits in financial institutions	94,037	2,551	3.63	184,420	7,060	5.11
Total interest-earning assets	5,389,009	185,463	4.60	5,475,291	178,186	4.35
Non-interest-earning assets	280,165			269,180
Total assets	$5,669,174			$5,744,471

Interest-bearing liabilities:
Savings, NOW, and money market accounts	$2,502,904	$36,790	1.97%	$2,457,320	$38,231	2.08%
Certificates of deposit	841,877	23,707	3.76	685,510	22,010	4.29
Total interest-bearing deposits	3,344,781	60,497	2.42	3,142,830	60,241	2.56
Borrowed funds	742,703	21,783	3.92	1,052,589	30,653	3.89
Subordinated debt	61,518	2,484	5.40	61,294	2,492	5.43
Total interest-bearing liabilities	4,149,002	84,764	2.73	4,256,713	93,386	2.93
Non-interest bearing deposits	716,729			691,406
Accrued expenses and other liabilities	93,765			101,639
Total liabilities	4,959,496			5,049,758
Stockholders' equity	709,678			694,713
Total liabilities and stockholders' equity	$5,669,174			$5,744,471

Net interest income		$100,699			$84,800
Net interest rate spread (4)			1.87%			1.42%
Net interest-earning assets (5)	$1,240,007			$1,218,578
Net interest margin (6)			2.50%			2.07%
Average interest-earning assets to interest-bearing liabilities			129.89%			128.63%

(1)    Average yields and rates are annualized.
(2)     Includes non-accruing loans.
(3)     Securities available-for-sale and other securities are reported at amortized cost.
(4)     Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)     Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(6)    Net interest margin represents net interest income divided by average total interest-earning assets.